Exhibit 3.1

THE COMPANIES LAW (AS REVISED)

SECOND AMENDED AND RESTATED

MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

LEGEND BIOTECH CORPORATION

(adopted by special resolution dated March 30, 2020)

THE COMPANIES LAW (AS REVISED)

SECOND AMENDED AND RESTATED

MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

LEGEND BIOTECH CORPORATION

(adopted by special resolution dated March 30, 2020)

1.	The name of the Company is Legend Biotech Corporation.

2.

The registered office will be situated at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands KY1-1002, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

5.	The liability of the Members is limited to the amount, if any, unpaid on their shares.

6.	The authorised share capital of the Company is US$50,000, divided into 479,408,371 Ordinary Shares, par value US$0.0001 each, and 20,591,629 Series A Preference Shares, par value US$0.0001 each.

7.

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to apply for deregistration in the Cayman Islands.

8.	Capitalised terms that are not defined herein bear the same meaning given to them in the second amended and restated Articles of Association of the Company.

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Table of Contents

(continued)

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THE COMPANIES LAW (AS REVISED)

SECOND AMENDED AND RESTATED

MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

LEGEND BIOTECH CORPORATION

(adopted by special resolution dated March 30, 2020)

1.	Interpretation

1.1	Table A of the First Schedule to the Law shall not apply to the Company.

1.2	In these Articles, the following terms shall have the following meanings unless the context otherwise requires:

“Articles”	means these articles of association of the Company as amended or supplemented from time to time by Special Resolution.

“Auditor”	the auditors for the time being of the Company (if any).

“Board of Directors”	means the Board of Directors of the Company.

“clear days”	means, in relation to the period of a notice, that period excluding the day on which the notice is served or deemed to be served and the day for which it is given or on which it is to take effect.

“Company”	means the above named company.

“Co-Sale Agreement”	means that certain Right of First Refusal and Co-Sale Agreement, as the same may be amended from time to time in accordance with its terms, to be entered into by and among the Company and all of the holders of the Company’s Shares in connection with the issuance of the Series A Preference Shares designated in these Articles.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (as revised) of the Cayman Islands.

“Investors’ Rights Agreement”	means that certain Investors’ Rights Agreement, as the same may be amended from time to time in accordance with its terms, to be entered into by and among the Company and certain holders of the Company’s Shares in connection with the issuance of the Series A Preference Shares designated in these Articles.

“Law”	means the Companies Law (as revised) of the Cayman Islands.

“Legend IP”	means the patents, know-how and all other intellectual property owned or controlled by the Company or its affiliates and licensed to Janssen Biotech, Inc. under the License Agreement.

“License Agreement”	means that certain Collaboration and License Agreement by and among Janssen Biotech, Inc., Legend Biotech USA, Inc. and Legend Biotech Ireland Limited, dated as of December 21, 2017 as in effect as of the date hereof.

“Member”	has the same meaning as in the Law.

“Memorandum”	means the memorandum of association of the Company, as amended and/or restated from time to time.

“Ordinary Resolution”	means a resolution:

(a)   passed by a simple majority of the votes attached to Shares held by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b)   a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares”	means an ordinary share in the capital of the Company of US$0.0001 nominal or par value designated as an Ordinary Share and having the rights provided for under these Articles.

“Preference Shares”	means a share in the capital of the Company designated as a Preference Share and having the rights provided for under these Articles, and includes the Series A Preference Shares.

“Registered Office”	the registered office of the Company in the Cayman Islands as of the date hereof, which is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands KY1-1002.

“Register of Members”	the register of Members to be kept in accordance with the Law and includes every duplicate Register of Members.

“SEC”	means the Securities and Exchange Commission of the United States of America.

“Seal”	the common seal of the Company (if any) and includes every duplicate seal.

“Securities Act”	means the Securities Act of 1933, as amended, of the United States of America.

“Series A Preference Shares”	means a Preference Share designated as a Series A Preference Share and having the rights provided for under these Articles.

“Share” and “Shares”	means a share or shares in the Company and includes Ordinary Shares and Preference Shares, and fractions of shares in the Company.

“Shareholder Agreements”	means, collectively, the Co-Sale Agreement and the Investors’ Rights Agreement.

“Special Resolution”	means a resolution that is described as such in its terms:

(a)   passed by the holders of not less than two thirds of the votes attached to Shares held by such Members as, being entitled to do so, vote in person or by proxy, at a duly convened general meeting of the Company; or

(b)   a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Law.

1.3	In the Articles:

(a)	Words importing the singular number include the plural number and vice versa.

(b)	Words importing the masculine gender include the feminine gender.

(c)	Words importing persons include corporations and any other legal or natural persons.

(d)	Any reference to writing includes all modes of representing or reproducing words in a visible and legible form, including in the form of an Electronic Record.

(e)	The word may shall be construed as permissive and the word shall shall be construed as imperative.

(f)	Any phrase introduced by the terms including, include, in particular or any similar expression shall be merely illustrative and shall not limit the sense of the words preceding those terms.

(g)	Where any provision of the Law is referred to, the reference is to that provision as modified by any subsequent law for the time being in force.

(h)	Unless the context otherwise requires, words and expressions defined in the Law bear the same meanings in these Articles.

(i)	References to days are to calendar days, unless otherwise specified.

(j)	Headings are used for convenience only and shall not affect the construction of these Articles.

(k)

In the event of any conflict or inconsistency between any of the terms of these Articles and any of the terms of the Shareholder Agreements, the terms of the Shareholder Agreements shall prevail in all respects, the parties shall give full effect to and act in accordance with the provisions of the Shareholder Agreements over the provisions of these Articles, and the parties shall exercise all voting and other rights and powers (including to procure any required alteration to these Articles to resolve such conflict or inconsistency) to make the provisions of the Shareholder Agreements effective.

2.	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be duly given by the Company in general meeting) and the Shareholder Agreements, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Law and the Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

3.3

The Preference Shares may be issued from time to time in one or more series. The first series of Preference Shares shall be designated “Series A Preference Shares” and shall consist of 20,591,629 shares.

4.	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5.	Voting Rights Attaching to Shares

5.1

The holders of Shares shall (in respect of such shares) have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company. Every holder of Ordinary Shares present in person or by proxy at any meeting shall on a show of hands be entitled to one vote per Ordinary Share and, on a poll, shall be entitled to one vote per Ordinary Share held by such holder. Every holder of Preference Shares present in person or by proxy at any meeting shall on a show of hands be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted at the time of the vote at the Conversion Price then in effect, and on a poll, shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted at the time of the poll at the Conversion Price then in effect.

6.	Closing Register of Members or Fixing Record Date

6.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 40 days.

6.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7.	Certificates for Shares

7.1

A Member shall only be entitled to a Share certificate if (a) the Directors resolve that Share certificates shall be issued or (b) such Member submits a written request to the Board requesting that a Share certificate be issued for such Member’s Shares. Share certificates, if any, representing Shares, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.	Transfer of Shares

8.1

Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason; provided, however, that the Directors shall promptly register any transfer of Shares made in accordance with the provisions of the Investors’ Rights Agreement and the Co-Sale Agreement, in a timely manner as set forth in such Shareholder Agreements. The Directors may, as a precondition to the sale or transfer of any Ordinary Shares, except as otherwise provided in any of the Shareholder Agreements, request either (a) a written opinion of legal counsel (which can, for the avoidance of doubt, be an opinion issued by the in-house counsel of a Member) who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act, (b) a “no action” letter from the SEC to the effect that the proposed sale or transfer of such Ordinary Shares without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale or transfer of such Ordinary Shares may be effected without registration under the Securities Act. If the Directors refuse to register a transfer they shall notify the transferee promptly of such refusal, but in no event more than two business days after such determination.

8.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

9.	Redemption, Repurchase and Surrender of Shares

9.1	General.

(a)

Subject to the provisions of the Law and subject to the terms set forth herein and in the Shareholder Agreements, the Company may purchase its own Shares in such manner and on such other terms as the Directors may agree with the relevant Member; provided, however, the Company shall redeem any Series A Preference Shares as provided for herein; provided, further, however, if at any time the Company redeems any Series A Preference Shares pursuant to any terms that vary from (including any terms that are in addition to) the terms of these Articles, the Company shall thereafter offer equivalent terms to every holder of Series A Preference Shares then outstanding.

(b)

The Company may, subject to the terms set forth herein and in the Shareholder Agreements, make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Law, including out of capital.

(c)	Except as provided for herein, the Directors may accept the surrender for no consideration of any fully paid Share.

9.2	Ordinary Shares. The Ordinary Shares shall not be redeemable at the option of the holder thereof.

9.3	Preference Shares.

(a)

Redemption Request. At any time on or after the occurrence of a Trigger Event (as defined below), each holder of Series A Preference Shares may, at such holder’s sole discretion and on more than one occasion, deliver a written notice to the Company requesting redemption on a specified date (the “Redemption Date”) of all or any portion of the Series A Preference Shares then held by such holder (a “Redemption Request”), which Redemption Date shall be no sooner than 30 calendar days following notice of the Redemption Request, except as otherwise provided in Article 9.3(d). Following notice of a Redemption Request from a holder of Series A Preference Shares, subject to the provisions of the Law, the Company shall redeem the Series A Preference Shares of such holder that are subject to such Redemption Request (the “Redemption Shares”) on the Redemption Date at a price per share equal to the Redemption Price (as defined below). Upon receipt of a Redemption Request the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by the Law. If, on any Redemption Date, the Law prevents the Company from redeeming all Series A Preference Shares to be redeemed, such holder of Series A Preference Shares that has submitted a Redemption Request may choose to withdraw such Redemption Request at such holder’s sole discretion at any time prior to the Redemption Date. In such instance, if such holder does not choose to withdraw such Redemption Request, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with the Law, and shall redeem the remaining shares as soon as it may lawfully do so under the Law. The “Redemption Price” shall equal the sum of (i) the Series A Original Issue Price (as defined below), plus (ii) an amount equal to 8% per annum accruing on the Series A Original Issue Price, calculated on an annualized basis from the date of issuance thereof through and including the Redemption Date, plus (iii) any Dividends accrued but unpaid on each Series A Preference Share as of the Redemption Date. A “Trigger Event” means the occurrence of one or more of the following events: (A) as of September 30, 2021, the Company has not consummated a Qualified IPO (as defined below), (B) the Company consummates a non-Qualified IPO, (C) the License

Agreement (i) is terminated as a result of a material breach by any party thereto or (ii) is amended in such a way that with (or without) the passage of time would reasonably be expected to adversely affect the value of the Company or the Series A Preference Shares in any material respect and (D) there occurs or it is discovered that there is a material adverse issue with respect to the Legend IP, which is not capable of being cured within a reasonable period (or, if curable, such issue has not been cured in full within 30 days of the issue arising). In furtherance of the foregoing, so long as any Series A Preference Shares remain outstanding, the Company shall give each holder of Series A Preference Shares prompt written notice of (i) the occurrence of any material breach or threatened or expected material breach of the License Agreement, (ii) any other event or circumstance that would reasonably be expected to result in a material breach of the License Agreement, (iii) a proposed amendment to the License Agreement that with (or without) the passage of time would reasonably be expected to adversely affect the value of the Company or the Series A Preference Shares in any material respect, or (iv) any event or circumstance that would reasonably be expected to result in a material adverse issue with respect to the Legend IP. In each case, any such written notice shall include an explanation of the facts and circumstances that have arisen and the Company’s plan to address such facts and circumstances. In any such case, and without limiting any other rights of inspection or information, the Company shall cooperate fully with any holders of Series A Preference Shares in keeping such holders reasonably informed as to the foregoing facts and circumstances.

(b)

Pro Rata Redemption. If at any time the available funds of the Company legally available for redemption are insufficient to fully redeem the Redemption Shares tendered for redemption as of a Redemption Date in accordance with this Article 9 (a “Default”), redemption shall be made on a pro rata basis among the holders of Series A Preference Shares that submitted a Redemption Request in proportion to the aggregate Redemption Price that each such holder would otherwise be entitled to receive on the applicable Redemption Date and any portion of the Redemption Price that is not paid in full as of the Redemption Date on which it is due hereunder shall accrue interest at a rate of 16% per annum, accruing daily and compounding annually, until such Redemption Price and all accrued but unpaid interest thereon are paid in full, and any payments hereunder after the Redemption Date shall be applied first to the costs of collections and any other expenses incurred in connection with collecting such payments, second to the accrued and unpaid interest accruing under this Article 9(b) and thereafter to payment of the Redemption Price. Upon a Default, the Company shall deliver the affected holder a promissory note evidencing the indebtedness owed to such holder, the form of such promissory note to be reasonably agreed upon by the parties at the time of Default.

(c)

Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of Redemption Shares that are to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place reasonably requested by the Company, and thereupon the Redemption Price for such Redemption Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the Series A Preference Shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed Series A Preference Shares shall promptly be issued to such holder.

(d)

Notice of Redemption Request. If a Redemption Request shall have been duly made by a Series A Preference Share holder, the Company shall deliver to all holders of any Series A Preference Shares a written notice (a “Redemption Notice”) setting forth the details of such Redemption Request (including the Redemption Date, the number of Redemption Shares, the Redemption Price, and the Trigger Event constituting the basis for such Redemption Request) within two business days of receiving such a Redemption Request, and any holders of Series A Preference Shares who elect by written notice to exercise their right to submit a Redemption Request pursuant to Article 9.3(a) above within ten days of a Redemption Notice shall be entitled to participate in the redemption of Redemption Shares on the Redemption Date set forth in the Redemption Notice.

(e)

Rights Subsequent to Redemption. If a Redemption Request shall have been duly made, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the Series A Preference Shares to be redeemed on such Redemption Date is paid in full or tendered for payment or deposited with an independent payment agent so as to be available therefor in full and in a timely manner, then notwithstanding that any certificates evidencing any of the Series A Preference Shares so called for redemption shall not have been surrendered, Dividends with respect to such Series A Preference Shares shall cease to accrue after such Redemption Date, and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

(f)

Redeemed or Otherwise Acquired Shares. Any Series A Preference Shares that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preference Shares following redemption.

(g)

Amendment and Waiver. The rights, powers, preferences and other terms of the Series A Preference Shares set forth in this Article 9.3 may not be amended, modified, terminated or waived with respect to any holder of Series A Preference Shares (in such case, an “Affected Holder”) without the affirmative written consent or vote of such Affected Holder of Series A Preference Shares.

10.	Share Rights

The Preference Shares and Ordinary Shares of the Company shall have the following rights, preferences, privileges and be subject to the following restrictions:

10.1

Cumulative Dividends. From and after the date of the issuance of any Series A Preference Shares, Dividends at the rate of 8% of the Series A Original Issue Price per annum per share shall accrue on such Series A Preference Shares (subject to appropriate adjustment in the event of any share Dividend, share split, combination or other similar recapitalization with respect to the Series A Preference Shares). Such Dividends (i) shall be declared by the Board of Directors and paid to the holders of Series A Preference Shares each fiscal quarter, or (ii) if not declared and, with respect to any fiscal quarter, paid to the holders of Series A Preference Shares within thirty days after such fiscal quarter, such undeclared and unpaid Dividends shall accrue day to day from the last day of such fiscal quarter, shall be cumulative and compound annually, and shall only be paid upon a Redemption or Liquidation Event in the manner set forth herein or converted into Ordinary Shares upon an IPO. The Company shall not declare, pay or set aside any Dividends on shares of any other class or series of shares of the Company (other than Dividends on Ordinary Shares payable in Ordinary Shares) unless (in addition to the obtaining of any consents required elsewhere in these Articles) the holders of the Series A Preference Shares then outstanding shall first receive, or simultaneously receive, a Dividend on each outstanding Series A Preference Share in an amount at least equal to the sum of (a) the amount of the aggregate Dividends then accrued on such Series A Preference Share and not previously paid and (b) (i) in the case of a Dividend on Ordinary Shares or any class or series that is convertible into Ordinary Shares, that Dividend per Series A Preference Share as would equal the product of (x) the Dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Ordinary Shares and (y) the number of Ordinary Shares issuable upon conversion of a Series A Preference Share, in each case calculated on the record date for determination of holders entitled to receive such Dividend, or (ii) in the case of a Dividend on any class or series that is not convertible into Ordinary Shares, at a rate per Series A Preference Share determined by (1) dividing the amount of the Dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any share Dividend, share split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price; provided that if the Company declares, pays or sets aside, on the same date, a Dividend on shares of more than one class or series of shares of the Company, the Dividend payable to the holders of Series A Preference Shares pursuant to this Article 10.1 shall be calculated based upon the Dividend on the class or series of shares that would result in the highest Series A Preference Share Dividend. The “Series A Original Issue Price” means US$7.792 per Series A Preference Share, subject to appropriate adjustment in the event of any share Dividend, share split, combination or other similar recapitalization with respect to the Series A Preference Shares.

10.2	Voting Rights.

(a)

Except as expressly provided by these Articles or as provided by Law, the holders of Preference Shares shall have the same voting rights as the holders of Ordinary Shares and shall be entitled to notice of any shareholders’ meeting in accordance with these Articles, and the holders of Ordinary Shares and Preference Shares shall vote together as a single class on all matters. For purposes of all matters that require a vote of Members, each holder of Ordinary Shares shall be entitled to one vote for each such Ordinary Share held, and each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which Preference Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)

Subject to Article 28.1, at each annual general meeting of the Members, or at any general meeting of the Members at which Directors are to be elected, or whenever Directors are to be elected by written consent, (i) from and after September 30, 2021, if a Qualified IPO has not occurred by such date, and provided that the total number of outstanding Series A Preference Shares represents at least 5% of the Company’s fully-diluted capitalization at such time (including shares reserved for issuance under any equity incentive plan), without taking into consideration any issuance of equity securities by the Company after the Purchase Date (as defined below), the holders of the Series A

Preference Shares voting as a separate class shall be entitled to elect one Director (the “Series A Director”), and (ii) the holders of the Ordinary Shares, voting as a separate class, shall be entitled to elect any remaining Directors. Only a class of holder or holders having the right to elect a Director pursuant to the foregoing may remove its designated Director at any time and from time to time, with or without cause (subject to any requirements of law), in their sole discretion.

10.3	Liquidation. The Preference Shares shall carry a preferential entitlement to distributions on a winding up of the Company as provided in Article 46.

10.4	Conversion. The holders of the Preference Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)

Right to Convert. Subject to and in compliance with the provisions of this Article 10.4, each Series A Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Series A Preference Share, at the office of the Company or any transfer agent for such Series A Preference Shares, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series A Original Issue Price (plus any Dividends accrued but unpaid on each Series A Preference Share), by the Conversion Price (as defined below) applicable to such Series A Preference Share and in effect on the date of the notice of conversion. The initial “Conversion Price” per Series A Preference Share shall be US$7.792; provided, however, should a holder choose to convert a Series A Preference Share pursuant to this Article 10.4(a) at or following a public offering of the Company that is not a Qualified IPO (as defined below), the Conversion Price shall equal the lower of (i) the Conversion Price then in effect for such share as otherwise determined pursuant to this Article 10.4(a), and (ii) the lowest net price per share (before discounts or commissions payable to underwriters, placement agents, or the like) received by the Company in such public offering. In addition to the foregoing, the Conversion Price shall be subject to adjustment as set forth in Article 10.4(d).

(b)

Automatic Conversion. Each Series A Preference Share shall automatically be converted immediately prior to, but conditioned upon, the closing of a Qualified IPO (as defined below) into a number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series A Original Issue Price (plus any Dividends accrued but unpaid on each Series A Preference Share) by the Qualified IPO Conversion Price (as defined below) applicable to such Series A Preference Share and in effect on the date of the Qualified IPO. The term “Qualified IPO” shall mean the Company’s first sale of its Ordinary Shares (or other securities of the Company) in a firm commitment underwritten public offering pursuant to a registration statement after which the Ordinary Shares (or other securities of the Company) are listed on the New York Stock Exchange, the NASDAQ global market or The Stock Exchange of Hong Kong Limited, and in which the public offering price results in aggregate gross proceeds to the Company of not less than US$200,000,000 (before underwriter’s commissions, discounts and expenses). The “Qualified IPO Conversion Price” shall equal the lower of (i) the Conversion Price at the time in effect for such Series A Preference Share and (ii) the price per share that equals 90% of the lowest net price per Ordinary Share (or other security of the Company) (before discounts or commissions payable to underwriters, placement agents, or the like) received by the Company in the Qualified IPO.

(c)	Mechanics of Conversion.

(i)

To convert any Preference Shares into Ordinary Shares, in whole or in part, pursuant to Article 10.4(a) on any date, the holder thereof shall transmit by electronic mail (or otherwise deliver) a written notice of such conversion (a “Voluntary Conversion Notice”). The Company shall give effect to any such conversion pursuant to Article 10.4(a) as of the date on which such Voluntary Conversion Notice is given by the holder thereof, and the holder of such Preference Shares shall not be required to deliver or physically surrender the certificate(s) representing the Preference Shares to the Company unless and until all Preference Shares then held by such holder have been converted in full into Ordinary Shares.

(ii)

The Company shall give effect to any conversion of Preference Shares into Ordinary Shares pursuant Article 10.4(b) immediately upon the consummation of the Qualified IPO, without regard to whether any such holder has delivered or physically surrendered the certificate(s) representing the Preference Share to the Company or its transfer agent.

(iii)

In each case, whether upon delivery of a Voluntary Conversion Notice pursuant to Article 10.4(c)(i), or upon the consummation of a Qualified IPO, the Company shall (x) promptly make entries in the register of members of the Company in order to record and give effect to the redemption of the corresponding Preference Shares and the issue and allotment of the resulting new Ordinary Shares as of the corresponding date set forth in clause (i) or (ii) above, and (y) promptly thereafter, but in any case within two business days of the effective date of such conversion, issue and deliver to such holder of Preference Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.

(iv)

The person or persons entitled to receive the Ordinary Shares issuable upon any such conversion pursuant to this Article 10.4(c) shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of the corresponding date set forth in clause (i) or (ii) above.

(v)

If a conversion is in connection with an underwritten public offering of securities, the conversion may, at the option of any holder tendering Preference Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Ordinary Shares upon conversion of such Preference Shares shall not be deemed to have converted such Preference Shares until immediately prior to the closing of such sale of securities.

(d)

Conversion Price Adjustments of Preference Shares for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preference Shares shall be subject to adjustments from time to time as follows:

(i)

Issuance of Additional Shares below Purchase Price. If the Company should issue, at any time after the date upon which any Series A Preference Shares were first issued (the ”Purchase Date”), any Additional Shares (as defined below) for a consideration per share less than the Conversion Price for the Series A Preference Shares in effect immediately prior to the issuance of such Additional Shares, then the Conversion Price for the Series A Preference Shares shall be reduced, concurrently with such issuance or deemed issuance, to the lowest net consideration per share (before discounts or commissions payable to underwriters, placement agents, or the like) received by the Company for such issuance or deemed issuance of the Additional Shares; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of US$0.001 of consideration for all such Additional Shares issued or deemed to be issued.

(A)

Definition of “Additional Shares”. For the purposes of this Article 10.4(d), “Additional Shares” shall mean any Ordinary Shares issued (or deemed to have been issued pursuant to Article 10.4(d)(i)(D)) by the Company after the Purchase Date, other than:

(1)	Ordinary Shares issued pursuant to share Dividends, share sub-divisions, recapitalisations or similar transactions, as described in Article 10.4(d)(ii) hereof;

(2)

Ordinary Shares and/or options therefor issued or issuable to employees, consultants or directors of the Company pursuant to a share option plan or restricted share purchase plan approved by the Board of Directors; provided, that any such issuance or grant after the Purchase Date, and any plan approved by the Board of Directors after the Purchase Date, also shall require consent pursuant to Article 12.1(a);

(3)	Ordinary Shares or Preference Shares issuable upon exercise of warrants, notes, or other rights to acquire Shares of the Company outstanding as of the date of these Articles;

(4)

Shares, or warrants or options to purchase Shares, issued in connection with bona fide acquisitions, mergers or similar strategic transactions, not to exceed, in the aggregate, 5% of the Company’s fully diluted capitalization as of the date of the first such issuance, the terms of which are approved by the Board of Directors and, to the extent applicable, the holders of a majority of the issued and outstanding Series A Preference Shares pursuant to Article 12.1(a);

(5)	Ordinary Shares issued or issuable upon conversion of the Series A Preference Shares;

(6)

Ordinary Shares (or other securities of the Company) issued or issuable in a Qualified IPO prior to or in connection with which all issued and outstanding Preference Shares will be converted to Ordinary Shares;

(7)

Shares, or warrants or options to purchase Shares, issued to an entity as a component of any business relationship with such entity for the purpose of (i) joint venture, technology licensing or development activities, (ii) distribution, supply or manufacture of the Company’s products or services or (iii) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, in each case not to exceed, in the aggregate, 5% of the Company’s fully diluted capitalization as of the date of the first such issuance, the terms of which business relationship with such entity are approved by the Board of Directors and, to the extent applicable, the holders of a majority of the issued and outstanding Series A Preference Shares pursuant to Article 12.1(a); and

(8)

Shares that the holders of a majority of the issued and outstanding Series A Preference Shares elect in writing to exclude from the definition of “Additional Shares” for purposes of this Article 10.4(d).

(B)

No Fractional Adjustments. No adjustment of the Conversion Price for a series of Preference Shares shall be made in an amount less than one-tenth of a cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(C)

Determination of Consideration. In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the net amount of cash paid therefor before deducting any reasonable discounts or commissions payable by the Company for any underwriting or placement agents in connection with the issuance and sale thereof. In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment, subject to the written consent of the holders of a majority of the issued and outstanding Series A Preference Shares, which written consent shall not be unreasonably withheld, conditioned or delayed.

(D)

Deemed Issuances of Ordinary Shares. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into (including upon an automatic conversion pursuant to Article 10.4(b)), or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (the “Ordinary Shares Equivalents”), the following provisions shall apply for all purposes of this Article 10.4(d)(i):

(1)

The aggregate maximum number of Ordinary Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Ordinary Shares Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Ordinary Shares Equivalents were issued and for a consideration equal to the net consideration, if any, received by the Company for any such securities and related Ordinary Shares Equivalents (excluding any cash received on account of accrued interest or accrued Dividends), plus the minimum additional net consideration, if any, to be received by the Company (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of any Ordinary Shares Equivalents (the consideration in each case to be determined in the manner provided in Article 10.4(d)(i)(C)).

(2)

In the event of any change in the number of Ordinary Shares deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Ordinary Shares Equivalents, other than a change resulting from the anti-dilution provisions thereof, the Conversion Price of a series of Preference Shares, to the extent in any way affected by or computed using such Ordinary Shares Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the conversion, exchange or exercise of such Ordinary Shares Equivalents.

(3)

Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Ordinary Shares Equivalents, the Conversion Price of any series of the Preference Shares, to the extent in any way affected by or computed using such Ordinary Shares Equivalents, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and Ordinary Shares Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Ordinary Shares Equivalents.

(4)

The number of Ordinary Shares deemed issued and the consideration deemed paid therefor pursuant to Article 10.4(d)(i)(D)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article 10.4(d)(i)(D)(2) or Article 10.4(d)(i)(D)(3).

(E)

No Increased Conversion Price. Notwithstanding any other provisions of this Article 10.4(d)(i), except to the limited extent provided for in Article 10.4(d)(i)(D)(2) and Article 10.4(d)(i)(D)(3), no adjustment of the Conversion Price pursuant to this Article 10.4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)

Share Splits and Dividends. In the event the Company should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the issued and outstanding Ordinary Shares or the determination of holders of Ordinary Shares entitled to receive a Dividend or other distribution payable in additional Ordinary Shares or Ordinary Shares Equivalents without payment of any consideration by such holders for the additional Ordinary Shares or the

Ordinary Shares Equivalents (including the additional Ordinary Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such Dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preference Shares shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents with the number of shares issuable with respect to Ordinary Shares Equivalents determined from time to time in the manner provided for deemed issuances in Article 10.4(d)(i)(D).

(iii)

Reverse Share Splits. If the number of Ordinary Shares issued and outstanding at any time after the Purchase Date is decreased by a combination or consolidation of the issued and outstanding Ordinary Shares, then, following the record date of such combination or consolidation, the Conversion Price for a series of Preference Shares shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)

Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash Dividends) or options or rights not referred to in Articles 10.4(d)(i) or 10.4(d)(ii), then, in each such case for the purpose of this Article 10.4(e), the holders of Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preference Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(f)

Recapitalisations. If at any time or from time to time there shall be a recapitalisation of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 10.4 or in Article 46) provision shall be made so that the holders of the Preference Shares shall thereafter be entitled to receive upon conversion of such Preference Shares the number of shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such recapitalisation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 10.4 with respect to the rights of the holders of such Preference Shares after the recapitalisation to the end that the provisions of this Article 10.4 (including, with respect to the Preference Shares, adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preference Shares) shall be applicable after that event and be as nearly equivalent as practicable.

(g)	No Fractional Shares and Certificate as to Adjustments.

(i)

No fractional shares shall be issued upon the conversion of any Preference Shares and the number of Ordinary Shares to be issued shall be rounded down to the nearest whole share. In lieu of fractional shares, the Company will pay cash in an amount equal to the fair value of such fractional shares, based on their fair market value of the Ordinary Shares, as determined in good faith by the Board of Directors, as of the time when those who would otherwise be entitled to receive such fractional shares is determined. The number of shares issuable upon such conversion shall be determined on the basis of the total number of Preference Shares the holder is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(ii)

Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preference Shares pursuant to this Article 10.4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preference Shares at the time in effect, (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preference Shares, and (D) if a cash payment is to be made pursuant to Article 10.4(g)(i), the amount of such cash payment.

(h)

Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Dividend (other than a cash Dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preference Shares, at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such Dividend, distribution or right, and the amount and character of such Dividend, distribution or right.

(i)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preference Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding shares of such series of Preference Shares; and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding shares of such series of Preference Shares, in addition to such other remedies as shall be available to the holder of such Preference Shares, the Company and the Members will take such corporate action as may, in the opinion of the Company’s counsel, be necessary to increase the Company’s authorised but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary increase in the authorised share capital of the Company and any necessary amendment to these Articles.

(j)

Notices. Any notice required by the provisions of this Article 10.4 to be given to the holders of Preference Shares shall be deemed given if deposited in the United States mail, postage prepaid, or sent by email, and addressed to each holder of record at his address or email address appearing on the books of the Company, or as subsequently modified by written notice.

(k)

Status of Converted Shares. In the event any Preference Shares shall be converted pursuant to this Article 10.4, the shares so redeemed upon such conversion shall be cancelled and shall not be reissued by the Company.

11. Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2

The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration); provided, however, any cancelled Treasury Shares shall not be reissued, sold or transferred.

12. Variation of Rights of Shares

12.1	Protective Provisions.

(a)

For so long as any Series A Preference Shares remain issued and outstanding, in addition to any other vote or consent required herein (including any consent required pursuant to Article 9.3(g)) or by law, the vote or written consent of the holders of a majority of the then issued and outstanding Series A Preference Shares, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

(i)

effect any amendment, alteration, or waiver of any provision of the Memorandum, Articles or Shareholder Agreements, or take any action that adversely alters, changes or otherwise has any other adverse effect on the voting or any powers, preferences, or other special rights, preferences or privileges of the Series A Preference Shares;

(ii)

issue, authorize or designate, whether by reclassification or otherwise, any new class or series of shares or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preference Shares in right of redemption, liquidation preference, voting, Dividend rights, or otherwise;

(iii)

purchase or redeem or pay or declare any Dividend or make any other distribution with respect to Ordinary Shares or Preference Shares other than (A) repurchases of, or Dividends or distributions on, the Series A Preference Shares as expressly authorized herein (including, without limitation, any redemption of the Series A Preference Shares in accordance with Article 9.3), (B) Dividends or other distributions payable on the Ordinary Shares solely in the form of additional shares of Ordinary Shares and (C) repurchases of shares from former employees, officers, directors, consultants or other persons who performed services for the Company or any direct or indirect subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(iv)

consummate a Liquidation Event (as defined in Article 46) or a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Share Sale”);

(v)

create, or authorize the creation of, or issue, or authorized the issuance of, any debt security, or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business), or incur other indebtedness for borrowed money;

(vi)	create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary, dispose of shares of any subsidiary or all or substantially all of any subsidiary assets;

(vii)	make any loans, advances, guarantees or investments, other than (A) to direct or indirect wholly-owned subsidiaries and (B) advances of expenses made in the ordinary course of business;

(viii)	sell, lease or otherwise dispose of any interest in any assets of the Company or its subsidiaries, other than in the ordinary course of business;

(ix)	acquire any equity interest in any company or business (which is not a direct or indirect wholly owned subsidiary), or enter into any joint venture;

(x)

enter into, amend, modify or supplement any agreement, commitment or understanding with any officer, director, senior vice president or higher employee or affiliate of the Company or any of its subsidiaries, or with any person related by blood, marriage or adoption to any such person or any entity in which any such person owns more than 5% of the equity; provided that the foregoing will not limit any bona fide employee compensation terms entered into on arm’s length terms, and approved by the Board of Directors;

(xi)

amend or modify any equity incentive plan as in existence as of Purchase Date, adopt any new equity incentive plan or increase the number of Ordinary Shares available under any equity incentive plan, except with respect to an equity incentive plan that would become effective only in connection with the Qualified IPO; or

(xii)

sell, issue, sponsor, create, or distribute any digital tokens, cryptocurrency or other block-based assets (collectively, “Tokens”), or cause any subsidiary to do the same, including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens.

12.2

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

13.	Commission on Sale of Shares

13.1

The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14.	Non Recognition of Trusts

14.1

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Law) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15.	Lien on Shares

15.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

15.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

15.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

15.5	The terms of this Article 15 shall not apply, under any circumstances, to any Series A Preference Shares.

16.	[Reserved]

17.	[Reserved]

18.	Transmission of Shares

18.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19.	Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1

Subject to the other provisions of these Articles (including the protective provisions set forth in Article 12) and after providing the holders of Series A Preference Shares five (5) business days’ prior written notice, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid up Shares into stock, and reconvert that stock into paid up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3

Subject to the provisions of the Law and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, and the protective provisions set forth in Article 12 of these Articles, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

20.	Offices and Places of Business

20.1

Subject to the provisions of the Law, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21.	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2

The Company may, but shall not (unless required by the Law) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

21.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

21.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

21.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21-day period.

21.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

22.	Notice of General Meetings

22.1

At least ten clear days’ prior written notice shall be given to all Members of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by Members having a right to attend and vote at the meeting together holding not less than 90% in par value of the Shares giving that right.

23.	Proceedings at General Meetings

23.1

No business shall be transacted at any general meeting unless a quorum is present. The quorum being Members, if individuals present in person or by proxy, or if a corporation or other non-natural person, by its duly authorised representative, holding a majority of Shares carrying the right to vote; provided that the quorum for any general meeting at which a resolution for an action set forth in Article 12 is to be considered shall also require the presence, in person or by proxy, of Members holding at least a majority of the Preference Shares.

23.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

23.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

23.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the Board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6

If no Director is willing to act as chairman or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8

When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent in par value of the Shares giving a right to attend and vote at the meeting demand a poll. Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

23.11	The demand for a poll may be withdrawn.

23.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

24.	Votes of Members

24.1

Except as otherwise provided herein, and subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is a holder of: (i) Ordinary Shares and is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote, and on a poll, shall have one vote for every Ordinary Share of which he is the holder, or (ii) Preference Shares and is present in person or by proxy, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted at the time of the vote, and on a poll, shall have that number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted at the time of the poll.

24.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

24.4

No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

24.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

25.	Proxies

25.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2

The Directors may in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

25.3

The chairman may in any event at his reasonable discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26.	Corporate Members

26.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27.	Shares that May Not be Voted

27.1

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28.	Directors

28.1

The number of Directors shall be not less than one and, if as of September 30, 2021 the Company has not consummated a Qualified IPO, not more than (a) seven or (b) such greater number as may be approved by a majority of the Directors then in office (which majority must include the Series A Director, if then in office), and subject to the provisions of Article 10 and Article 12, the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by the subscriber of the Memorandum. Thereafter, the Directors shall be appointed in accordance with the terms of Article 10.

29.	Powers of Directors

29.1

Subject to the provisions of the Law, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

29.3

Subject to other provisions of these Articles (including, but not limited to Article 12.1), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

30.	Appointment, Resignation and Removal of Directors

30.1	Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective.

30.2

Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director whose absence or resignation created such vacancy.

(a)

A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorised number of Directors is increased or (iv) if the Members fail, at any meeting of Members at which any Director or Directors are elected, to elect the number of directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

(b)

The Board of Directors shall have power by vote of a majority of the remaining Directors, even if less than a quorum, from time to time to (i) appoint any person to be a Director at any time to fill any vacancy or vacancies not filled by the Members in accordance with Article 28 and (ii) designate and appoint any person to be any of the Directors specified in Article 10.2 prior to the appointment or election of such Director by the Members in accordance with Article 10.2. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

31.	Vacation of Office of Director

31.1	Notwithstanding anything to the contrary in these Articles, the office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director;

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office;

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

32.	Proceedings of Directors

32.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the then elected or appointed Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

32.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

32.3

A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

32.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

32.5

A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

32.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

32.7

The Directors may elect a chairman of the Board of Directors and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

32.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

32.9

A Director but not an alternate Director may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

33.	Presumption of Assent

33.1

A Director or alternate Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

34.	Directors’ Interests

34.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, subject to the terms of Article 12.1.

34.2

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director, subject to the terms of Article 12.1.

34.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company, subject to the terms of Article 12.1.

34.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him in writing at or prior to its consideration and any vote thereon and the foregoing shall be subject to the terms of Article 12.1.

34.5

Subject to Article 12.1, a general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which such Director has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35.	Minutes

35.1

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors including the names of the Directors or alternate Directors present at each meeting.

36.	Delegation of Directors’ Powers

36.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

36.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

36.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

37.	Alternate Directors

37.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

37.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

37.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

37.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

37.5

Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

38.	No Minimum Shareholding

38.1	A Director is not required to hold Shares.

39.	Remuneration of Directors

39.1

The remuneration to be paid to the Directors, if any, shall be determined by the Company in general meeting or, in the absence of such a determination, by the Directors, but in any case, shall be subject to the terms of Article 12.1.

39.2

Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by him in connection with his attendance at meetings of the Directors, committees of the Directors or general meetings of the Company, or otherwise in connection with the business of the Company, or, subject to Article 12.1, to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

40.	Seals and Deeds

40.1

The Directors may determine that the Company shall have a Seal, and if they so determine, shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors and in the presence of a Director or the Chief Executive Officer of the Company or such other person as the Directors may by resolution appoint for this purpose, and every instrument to which the Seal affixed shall be signed by the relevant person. Notwithstanding the above, annual returns and notices filed under the Law may be executed either as a deed or under Seal and in either case without the need for the authority of a resolution of the Directors.

40.2	The Company may maintain in any place or places outside the Cayman Islands a facsimile of any Seal and such facsimile seal shall be affixed in the same way as if it were the Seal.

40.3

In accordance with the Law, the Company may execute any deed or other instrument (which would otherwise be required to be executed under Seal) by the signature of such deed or instrument as a deed by a Director or by the Chief Executive Officer of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

41.	Dividends, Distributions and Reserve

41.1

Subject to the Law and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Law.

41.2

Except as otherwise provided by the rights attached to any Shares and as provided in Article 10 hereof, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3

The Directors may deduct from any Dividend or other distribution payable to any Member, other than a holder of Series A Preference Shares, all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4

Except as otherwise provided by the rights attached to any Shares and as provided in Article 10 hereof, the Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5

Any amounts payable with respect to any Dividend or other distribution with respect to the Series A Preference Shares shall be paid in U.S. dollars. Otherwise, except as otherwise provided by the rights attached to any Shares, Dividends and other distributions with respect to any other series or class of securities may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42.	Capitalisation

42.1

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company, except as otherwise provided by the rights attached to any Shares.

43.	Books of Account

43.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Law or authorised by the Directors or by the Company in general meeting.

43.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

44.	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45.	Notices

45.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

45.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

45.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46.	Winding Up

46.1	Liquidation, Dissolution or Winding Up.

(a)

Series A Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any Share Sale (as defined in Article 12.1), Asset Transfer or Acquisition (each as defined below) (collectively, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of Series A Preference Shares shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its Members in an Acquisition) for each Series A Preference Share held by them, an amount per Series A Preference Share equal to the sum of (i) the Series A Original Issue Price, plus (ii) any accrued but unpaid Dividends on each Series A Preference Share. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preference Shares of the liquidation preference set forth in this Article 46.1(a), then such assets (or consideration) shall be distributed among the holders of Series A Preference Shares at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)

Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event pursuant to Article 46.1, if any portion of the consideration payable to the shareholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement effecting the Liquidation Event shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the shareholders of the Company in accordance with Article 46.1(a) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (ii) any Additional Consideration which becomes payable to the shareholders of the Company upon satisfaction of such contingencies shall be allocated among the shareholders of the Company in accordance with Article 46.1(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article 46.1(b), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

(c)

Remaining Assets. After the payment of the full liquidation preference of the Series A Preference Shares as set forth in Article 46.1(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its Members in an Acquisition), if any, shall be distributed to the holders of Series A Preference Shares and Ordinary Shares, pro rata based on the number of Shares held by each such holder, treating for this purpose all such Shares as if they had been converted to Ordinary Shares pursuant to these Articles immediately prior to such Liquidation Event.

(d)	Certain Acquisitions.

(i)	Asset Transfer or Acquisition. For the purposes of this Article 46.1:

(A)

“Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganisation, other than any such consolidation, merger or reorganisation in which the Shares of the Company immediately prior to such consolidation, merger or reorganisation, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganisation, (provided that, for the purpose of this Article 46.1(c), all Ordinary Shares issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) issued and outstanding immediately prior to such merger or consolidation shall be deemed to be issued and outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual issued and outstanding Shares are converted or exchanged); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(B)

“Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company (as determined on a consolidated basis with the assets of all direct and indirect subsidiaries of the Company).

(ii)

Valuation of Consideration. In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors on the date such determination is made, subject to the consent of the holders of a majority of the outstanding Series A Preference Shares, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)

The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction provides that the consideration payable to the Members in connection therewith shall be allocated among the holders of Shares of the Company in accordance with this Article 46.1.

46.2

Subject to Article 46.1, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47.	Indemnity and Insurance

47.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, gross negligence, or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, gross negligence, or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48.	Financial Year

48.1	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49.	Transfer by Way of Continuation

49.1

If the Company is exempted as defined in the Law, it shall, subject to the provisions of the Law and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50.	Excluded Opportunity

50.1

The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Series A Preference holder or any director of the Company who is not an employee of the Company or any of its subsidiaries, (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. No amendment or repeal of this Article 50.1 (a “Future Amendment”) will apply to or have any effect on the liability or alleged liability of any Covered Person with regards to any opportunities that such Covered Person becomes aware of prior to such Future Amendment.